As filed with the Securities and Exchange Commission on September 14, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEW JERSEY RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

NEW JERSEY
(State or other jurisdiction of incorporation or organization)

22-2376465
(I.R.S. Employer Identification No.)

1415 WYCKOFF ROAD
WALL, NEW JERSEY 07719
(Address of principal executive offices)

MARIELLEN DUGAN, GENERAL COUNSEL
NEW JERSEY RESOURCES CORPORATION
1415 WYCKOFF ROAD
WALL, NEW JERSEY 07719
(Name and address of agent for service)

(732) 938-1489
(Telephone number, including area code of agent for service)

Approximate date of commencement of proposed sale to public:  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☑

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered	Share	Price(1)	Registration Fee
Common Stock, par value $2.50 per share	1,500,000(1)	$49.11	$73,665,000	$7,882.16—

(1)	Estimated solely for the purpose of determining the registration fee, based upon the average of the high and low sale prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on September 8, 2006, pursuant to Rule 457.

PART I
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
THE COMPANY
DESCRIPTION OF THE PLAN
FEDERAL INCOME TAX CONSEQUENCES
USE OF PROCEEDS
LEGAL OPINIONS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
Item 15. Indemnification of Directors and Officers.
Item 16. Exhibits.
Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX TO REGISTRATION STATEMENT ON FORM S-3 OF NEW JERSEY RESOURCES CORPORATION
EX-5: OPINION OF WINDELS MARX LANE & MITTENDORF
EX-23.A: CONSENT OF DELOITTE & TOUCHE LLP

PART I

PROSPECTUS

NEW JERSEY RESOURCES CORPORATION
AUTOMATIC DIVIDEND REINVESTMENT PLAN

1,500,000 SHARES OF COMMON STOCK

New Jersey Resources Corporation (the “Company”) is offering the holders of the Company’s Common Stock, par value $2.50 per share (the “Common Stock”), and certain other eligible persons the opportunity to reinvest their Common Stock cash dividends, plus an amount not in excess of $60,000 per calendar year (minimum payment $25), in additional shares of Common Stock through an Automatic Dividend Reinvestment Plan (the “Plan”). Eligible employees of the Company and its direct and indirect subsidiaries may also participate in the Plan through automatic payroll deductions (minimum payment $25).

Residential customers of New Jersey Natural Gas Company and eligible family members residing with them who are at least 18 years of age may also participate in the Plan by making optional cash payments of at least $25, up to a maximum of $60,000 per calendar year.

A description of the Plan begins on page 3 of this Prospectus.

Shares of Common Stock needed for the Plan will be purchased directly from the Company or on the open market, or both, at the Company’s option. The purchase price of shares of Common Stock purchased on the open market with reinvested dividends, optional cash payments and payroll deductions will be the average price of all shares purchased during the relevant Purchase Period (as defined herein). The purchase price of shares of Common Stock purchased directly from the Company will be (i) in the case of shares purchased with reinvested dividends, the average of the high and low sales prices (as reported in the Wall Street Journal — Eastern Edition) of the Common Stock on the relevant dividend payment date (or the next succeeding business day) based upon consolidated trading as defined by the Consolidated Tape Association and reported as part of the consolidated trading prices for New York Stock Exchange listed securities, and (ii) in the case of shares purchased with optional cash payments and payroll deductions, the average of such high and low sales prices on the Cash Payment Purchase Date (as defined herein).

FOR A SUMMARY DISCUSSION OF THE FEDERAL INCOME TAX CONSEQUENCES RELATING TO PARTICIPATION IN THE PLAN AND TO THE DISPOSITION OF SHARES PURCHASED PURSUANT TO THE PLAN, SEE “FEDERAL INCOME TAX CONSEQUENCES” BELOW. PARTICIPANTS ARE URGED, HOWEVER, TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES APPLICABLE TO THEM.

The Common Stock is, and the shares of Common Stock to be issued under the Plan will upon notice of issuance be, listed on the New York Stock Exchange.

ALTHOUGH THE PLAN CONTEMPLATES THE CONTINUATION OF QUARTERLY DIVIDEND PAYMENTS ON THE COMMON STOCK, THE PAYMENT OF DIVIDENDS WILL DEPEND UPON FUTURE EARNINGS, THE FINANCIAL CONDITION OF THE COMPANY AND OTHER FACTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is September 14, 2006.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the “Commission”). Information as of particular dates concerning the Company’s directors and officers, their remuneration, principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to the Company’s shareholders and filed with the Commission. For more information see http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission (File No. 1-8359) are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005.

(b) The Company’s Quarterly Report on Form 10-Q for the quarterly periods ended December 31, 2005, March 31, 2006 and June 30, 2006.

(c) The Company’s Registration Statement on Form 8-A, dated June 15, 1982, as updated by pertinent information furnished in subsequent reports filed pursuant to Section 13 of the Exchange Act.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company has filed with the Commission a Registration Statement on Form S-3 (together with the exhibits and any amendments thereto, the “Registration Statement”) under the Securities Act of 1933, as amended, of which this Prospectus is a part. This Prospectus does not contain all the information set forth in the Registration Statement, to which reference is hereby made, copies of which may be obtained from the Commission as specified above.

The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents not specifically incorporated by reference therein. Requests for such copies should be directed to Ms. Rhonda Figueroa, Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719, telephone number (732) 938-1230.

THE COMPANY

The Company is a New Jersey corporation organized in 1982. The Company’s principal offices are located at 1415 Wyckoff Road, Wall, New Jersey 07719 and its telephone number is (732) 938-1230.

The Company has two principal subsidiaries. New Jersey Natural Gas Company (“New Jersey Natural Gas”), the Company’s principal utility subsidiary, is a public utility which provides natural gas utility service to more than 470,000 retail customers in central and northern New Jersey. NJR Energy Services (“NJRES”) is the Company’s principal non-utility subsidiary that maintains and trades a portfolio of natural gas storage and transportation positions and provides wholesale energy and energy management services to customers from the Gulf of Mexico to eastern Canada along the eastern seaboard of the United States. Other subsidiaries of the Company are involved in home appliance service, energy related investments and other energy and commercial real estate related businesses.

DESCRIPTION OF THE PLAN

Following is an explanation, in question and answer form, of the Plan.

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide the Company’s Common Stock shareholders, residential customers of New Jersey Natural Gas and eligible employees of the Company and its direct and indirect subsidiaries a simple and systematic method of investing their quarterly cash dividends in, and making optional cash payments (not to exceed $60,000 per calendar year with a $25 minimum payment) for the purchase of, additional shares of Common Stock, without payment of any brokerage fee, commission or other service charge in connection with the purchase of such shares.

Features

2.	What are some of the features of the Plan?

Participants in the Plan will have cash dividends on their shares automatically reinvested in shares of Common Stock and may invest up to an additional $60,000 per calendar year (minimum payment $25) through optional cash payments for shares of Common Stock. The Company will pay any brokerage fee, commission or other service charge in connection with the purchase of shares for the Plan. Participants will, in all events, be responsible for brokerage fees or commissions payable on the sale of shares and any transfer tax (see Question 19).

In addition to holders of record of Common Stock, residential customers of New Jersey Natural Gas and eligible members of their families residing with them who are at least 18 years of age may participate in the Plan. Eligible employees may also invest in shares of Common Stock through automatic payroll deductions (see Question 4).

Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to participants’ accounts. Dividends in respect of such fractions, as well as full shares, will be credited to participants’ accounts. The need for participants’ safekeeping of certificates is also avoided and regular statements of account provide simplified record keeping.

Administration

3.	Who administers the Plan for participants?

Computershare Trust Company, N.A. (“Computershare” or the “Administrator”) administers the Plan as agent for the participating shareholders, keeps records, sends statements of account to participants and performs other duties relating to the Plan. Common Stock purchased under the Plan will be registered in the name of Computershare, as Administrator, or Computershare’s nominee as agent for participants in the Plan. Computershare is the transfer agent and registrar for the Common Stock.

Any correspondence (except for optional cash payments, see response to Question 26) regarding the Plan should be sent to the Administrator at:

Computershare Trust Company, N.A. c/o Computershare Investor Services P.O. Box 43010 Providence, RI 02940-3010 USA Attention:	New Jersey Resources Corporation Automatic Dividend Reinvestment Plan

Telephone inquiries concerning the Plan may be directed to the Administrator at 1-800-817-3955, or to the Company’s Shareholder Relations’ office at 732-938-1230.

The Company reserves the right to make such additional or other arrangements for the administration of the Plan as it deems appropriate.

Participation

4.	Who is eligible to participate?

(a) Shareholder.  All holders of record of Common Stock are eligible to participate in the Plan. Except under circumstances described in the response to Question 5 below, in order to be eligible to participate in the Plan, beneficial owners, whose shares are registered in names other than their own (such as in the names of brokers, bank nominees or trustees), must become shareholders of record by having shares transferred into their own name.

(b) Employee.  All full-time employees of the Company and its direct and indirect subsidiaries who are at least 18 years of age are eligible to participate in the Plan through optional cash payments and automatic payroll deductions. Employees are not required to first have shares of the Common Stock registered in their names in order to become Plan participants.

(c) Customer.  All residential customers of New Jersey Natural Gas and any family members residing with such customers who are at least 18 years of age may participate in the Plan even if they do not already own any shares of Common Stock.

5.	Can beneficial owners who are not record shareholders reinvest their dividends?

Some beneficial owners have their shares owned of record by a bank or their stock broker. Certain brokers may permit the beneficial owners to reinvest their dividends in shares of Common Stock under the Plan. PARTICIPATION IN THE PLAN THROUGH BROKERS MAY BE ON TERMS AND CONDITIONS WHICH DIFFER FROM THOSE SET FORTH IN THIS PROSPECTUS, IN WHICH CASE THE TERMS AND CONDITIONS SET BY EACH SUCH BROKER SHALL GOVERN. The Company shall not be responsible for the terms of any such participation, including the tax consequences thereof. The term “participant” as used in this Prospectus refers to shareholders of record participating directly in the Plan.

6.	How does an eligible shareholder participate?

A holder of record of Common Stock may join the Plan by signing a Shareholder Authorization Card and returning it to the Administrator. Shareholder Authorization Cards may be obtained by written request to the Administrator at Computershare, Dividend Reinvestment Services, P.O. Box 43010, Providence, RI 02940-3010 USA, or by calling the Administrator toll-free at 1-800-817-3955. A Shareholder Authorization Card needs to be filed only with respect to the first dividend reinvestment. Thus, once a shareholder becomes a participant in the Plan, the dividends on such shareholder’s shares of Common Stock will be automatically reinvested on an ongoing basis.

7.	When may a shareholder join the Plan?

Shareholders may join the Plan at any time. If the Shareholder Authorization Card is received by the Administrator on or before the dividend record date, that dividend will be used to purchase new shares of Common Stock for the shareholder. If the Shareholder Authorization Card is received by the Administrator after the dividend record date, that dividend will be paid in cash and the reinvestment of the shareholder’s dividends will commence with the following dividend. Any optional cash payments sent by the shareholder, however, will be invested as set forth in the response to Question 27. The dividend record date is ordinarily approximately fifteen days prior to the dividend payment dates. Dividend payment dates normally are on or about the first day of January, April, July and October.

For example, in the case of an April 1, 2006 dividend payment, if the Shareholder Authorization Card is received by the Administrator on or before March 15, 2006 (the anticipated record date for that dividend payment date), the April dividend payment would be reinvested. If the Shareholder Authorization Card is received after March 15, 2006, the first dividend reinvested would be the July 2006 dividend.

8.	What does the Shareholder Authorization Card provide?

The Shareholder Authorization Card provides two options for shareholders to participate in the Plan. Under the full dividend reinvestment option, the Shareholder Authorization Card directs the Administrator to collect and reinvest all quarterly cash dividends on all shares registered in the participating shareholder’s own name, as well as all dividends on the shares held in the Plan for the participating shareholder. Under the optional cash payment only option, the Shareholder Authorization Card provides for the investment of optional cash payments made by those shareholders who want dividends reinvested on those shares purchased with such optional cash payments, but who do not want to reinvest dividends on all certificated shares of Common Stock then registered in their name. See “Optional Cash Payments” for additional information about optional cash payments made by any participant.

In addition, the Shareholder Authorization Card appoints the Administrator as agent for the participant for the purchase of shares of Common Stock and directs the Administrator to purchase shares of Common Stock with the dividends and optional cash payments, if made. The Shareholder Authorization Card does not constitute the appointment of the Administrator as agent for any other matters to be considered by the participant, such as the voting of proxies.

9.	How does a New Jersey Natural Gas customer participate?

All residential customers of New Jersey Natural Gas and members of their family at least 18 years old residing with them are eligible to participate in the Plan.

An eligible customer or family member may join the Plan at any time by completing the Customer Authorization Card and returning it to the Administrator. Customer Authorization Cards may be obtained by written request to the Administrator at Computershare, Dividend Reinvestment Services, P.O. Box 1681, Boston, Massachusetts 02105-1681, or by calling the Administrator toll-free at 1-800-817-3955, or by written request to the Company, Attention: Shareholder Relations, or by telephoning the Company at (732) 938-1230. If the customer or family member is not already a registered holder of shares of Common Stock and wishes to participate in the Plan, the Customer Authorization Card must be accompanied by an optional cash payment of at least $25, which will be invested under the Plan.

10.	What does the Customer Authorization Card provide?

The Customer Authorization Card directs the Administrator to invest the customer’s optional cash payments in shares of Common Stock. In addition, it provides that all dividends paid on these shares will be automatically reinvested in additional shares of Common Stock.

11.	If I cease to be or reside with a customer of New Jersey Natural Gas, may I still participate in the Plan?

Yes. As long as at least one full share is credited to your Plan account, you may continue to participate in the Plan even if you are no longer a customer or family member residing with a customer.

12.	If I join the Plan, must I contribute every month?

No. Optional cash payments under the Plan are entirely voluntary and within the discretion of the participant. If made, however, they must be in a lump sum amount of at least $25 and may not exceed $60,000 per calendar year.

13.	Can a customer’s optional cash payments be submitted with his or her utility bill?

No. Optional cash payments by customers must be sent to the Computershare and not with the payment of the utility bill. In addition, optional cash payments must be accompanied by the tear-off portion of the automatic dividend reinvestment plan account statement periodically sent to each participant in the Plan. See “Optional Cash Payments” for additional information about optional cash payments).

14.	May customers or other participants receive dividends on their Plan shares in cash?

No. All dividends paid on shares in Plan accounts are automatically reinvested in additional shares of Common Stock.

15.	How does an employee participate?

An eligible employee may join the Plan at any time by completing the Employee Authorization Form and returning it to the Company. Employee Authorization Forms may be obtained by request to the Company, Attention: Human Resources or Shareholder Relations. If the employee who is not a registered holder of shares of Common Stock wishes to participate in the Plan, or does not wish to participate through payroll deduction, the Employee Authorization Form must be accompanied by an optional cash payment of at least $25, which will be invested under the Plan.

16.	What does the Employee Authorization Form provide?

The Employee Authorization Form allows each employee to decide the extent of participation in the Plan. By checking the appropriate box on the Employee Authorization Form, an employee may elect to participate through payroll deductions, reinvestment of dividends on shares held by the employee or optional cash payments.

17.	What about payroll deductions?

Payroll deduction authorizations will be for an indefinite period. An employee may specify on the Employee Authorization Form the weekly amount to be withheld from the employee’s pay. The minimum weekly deduction is $2.50 and the maximum deduction permitted is 10% of the employee’s base gross weekly pay.

18.	How does an employee change the amount of payroll deduction or method of participation?

An employee may change or terminate his or her payroll deductions or method of participation in the Plan by giving written notice to the Company. The Employee Authorization Form may be used for this purpose. Any requested change in or termination of payroll deductions will become effective as soon as practicable following receipt by the Company of the employee’s request.

19.	What are the costs to persons who participate in the Plan?

There are no expenses charged to participants in connection with purchases of shares under the Plan. All costs of administering the Plan and any brokerage fees, commissions or other service charges incurred as a result of open market purchases of shares will be paid by the Company; however, participants will be required to pay brokerage fees or commissions and any transfer tax for sales of shares by the Administrator under the Plan pursuant to a participant’s instructions.

Purchases

20.	What is the source of shares purchased under the Plan?

Shares purchased under the Plan will, at the Company’s direction, be purchased from the Company or on the open market or both. The Administrator has full discretion as to all matters relating to open market purchases, including determination of the broker or brokers to be used, the number of shares, if any, to be purchased on any day or at any time of day, the price paid for such shares, the markets on which shares are purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions) and the persons (including brokers and dealers) from or through whom such purchases are made. The Administrator may grant a broker discretion as to any or all of the matters described above.

21.	What is the purchase price of shares purchased under the Plan?

(a) Shares Purchased in the Open Market.  The purchase price of shares purchased in the open market will be the average price of all shares purchased during the relevant “Purchase Period.” “Purchase Period” as used in this

Prospectus means (i) in the case of shares purchased with reinvested dividends, the 30-day period beginning with the dividend payment date, and (ii) in the case of shares purchased with optional cash payments or payroll deductions, the 30-day period beginning with the Cash Payment Purchase Date (as defined in the response to Question 27).

(b) Newly Issued Shares Purchased from the Company.  The purchase price of shares purchased directly from the Company with reinvested dividends will be the average of the high and low sales prices (as reported in The Wall Street Journal-Eastern Edition) for such shares based upon consolidated trading as defined by the Consolidated Tape Association and reported as part of the consolidated trading prices for New York Stock Exchange listed securities on the dividend payment date. In the case of shares purchased directly from the Company with optional cash payments and payroll deductions, the purchase price will be the average of such high and low sales prices on the Cash Payment Purchase Date. If the New York Stock Exchange is not open on the dividend payment date or the Cash Payment Purchase Date, as the case may be, the price shall be the average of the high and low of such reported sales prices on the next succeeding trading date.

22.	When will shares be purchased under the Plan?

When shares are purchased on the open market with reinvested dividends, such shares will be purchased each quarter beginning on the dividend payment date and may continue to be purchased through the following thirty (30) days. The Company normally pays dividends on its Common Stock on the 1st of January, April, July, and October. When the shares are purchased on the open market with optional cash payments and payroll deductions, such shares will be purchased bi-weekly beginning on the Cash Payment Purchase Date (as defined in the response to Question 27) and may continue to be purchased through the following thirty (30) days.

When shares are purchased with reinvested dividends directly from the Company, such shares will be purchased on the dividend payment date. When shares are purchased directly from the Company with optional cash payments and payroll deductions, such shares will be purchased on the Cash Payment Purchase Date.

23.	How many shares of Common Stock will be purchased for participants?

The number of shares to be purchased depends on the amounts of the participants’ dividend, optional cash payments or payroll deductions, and the price of the shares determined as provided in the response to Question 21. Each participant’s account will be credited with the number of shares, including fractions computed to three decimal places, equal to the amount of his or her cash dividend and the amount of his or her optional cash payment or payroll deductions, if any, divided by the purchase price per share (see Question 21).

24.	When will shares be credited to the participants?

Shares will be credited to the Plan participants’ accounts as of the day the purchase price for all shares to be purchased during the relevant Purchase Period has been determined.

Optional Cash Payments

25.	How does the optional cash payment feature work?

The Plan permits participants to make optional cash payments of at least $25 and up to $60,000 per calendar year for the purchase of additional shares of Common Stock under the Plan. Such optional cash payments may be made by the participants at any time. Any optional cash payment received from a participant will be applied by the Administrator to purchase additional shares in the manner and at such time as described below. Dividends on shares purchased with optional cash payments will be automatically reinvested in shares of Common Stock.

26.	How are optional cash payments made?

(a) By New Participants.  Shareholders who elect to participate by making optional cash payments in addition to reinvesting cash dividends on shares of Common Stock registered in their names may make their initial optional cash payment by sending a check to the Computershare either with the completed Shareholder

Authorization Card or at any subsequent time with a completed tear-off portion of the statement of account sent to participants after each dividend reinvestment or optional cash payment for the participant’s account.

Shareholders who elect to make only optional cash payments (and not to reinvest all dividends), and employees and customers initially enrolling in the Plan, must make their initial optional cash payment at the time the completed Shareholder Authorization Card, Employee Authorization Form or Customer Authorization Card, as the case may be, is sent to the Administrator by enclosing a check payable to the Computershare with such form.

(b) By Existing Participants via Check.  Optional cash payments for the purchase of additional shares of Common Stock under the Plan may be made by a participant at any time by enclosing a check with the tear-off portion of the statement of account received after each investment. The tear-off portion must be used whenever an optional cash payment is made by an existing participant. All optional cash payments should be sent to the Administrator, at Computershare, Attention: Dividend Reinvestment Services, P.O. Box 219350, Kansas City, MO 64121-9350, which is the address indicated on the tear-off portion of the statement of account.

(c) By Existing Participants via Automatic Monthly Electronic Transfer.  Participants who have already established a Plan account may also make automatic optional cash payments on a monthly basis for the purchase of additional shares of Common Stock by means of an automatic electronic funds transfer from a predesignated bank account in a bank that is a member of an automated clearinghouse. To initiate automatic optional cash payments, participants must obtain an Automatic Cash Payment Card from the Administrator, complete and sign such form, and return it to the Administrator together with a voided blank check relating to the account from which funds are to be drawn. Initial Automatic Cash Payment Cards will generally become effective within thirty to forty-five days after receipt by the Administrator.

Automatic optional cash payments will be debited from such participant’s bank account and invested on a monthly basis only. Thus, once automatic optional cash payments are initiated, funds will be drawn from such participant’s designated account on the business day preceding the first day of each month (the Cash Payment Purchase Date, as defined in Question 27), and will be invested in Common Stock beginning on such Cash Payment Purchase Date. Regardless of whether optional cash payments are sent by check or transferred electronically, participants must submit optional cash payments in an amount of at least $25 and may not exceed a total of $60,000 per calendar year.

Participants may change the amount of their automatic monthly optional cash payments by completing and submitting to the Administrator a new Automatic Cash Payment Card. Participants may terminate their automatic monthly optional cash payments by notifying the Administrator in writing. To be effective with respect to the next Cash Payment Purchase Date, however, the new Automatic Cash Payment Card or termination notice must be received by the Administrator at least five business days preceding such purchase date.

27.	When should optional cash payments be sent?

Optional cash payments made by check must be received by the Administrator at least one business day prior to the date on which the Administrator may begin to invest optional cash payments, called the “Cash Payment Purchase Date.” The “Cash Payment Purchase Date” is the first and the fifteenth day of each month for optional cash payments made by check and for payroll deductions, and the first day of each month for automatic monthly optional cash payments made by electronic funds transfer, except that if any such day is not a business day, the next succeeding business day shall be the Cash Payment Purchase Date.

No interest will be paid on optional cash payments received and held pending investment. Consequently, it will normally be in the best interests of a participant to submit any payments made by check such that it is received by the Administrator shortly before (but no later than one business day prior to) the applicable Cash Payment Purchase Date.

On written request, the Administrator will return any optional cash payment made by check, or cancel any payment scheduled to be made by electronic funds transfer, if such request is received by the Administrator at least five business days prior to the applicable Cash Payment Purchase Date.

In the event that any check is returned unpaid for any reason, or a participant’s predesignated bank account does not have sufficient funds for an automatic electronic funds transfer, the Administrator will consider the request for investment of such optional cash payment null and void and shall immediately remove from the participant’s account any shares already purchased upon the prior credit of such money. The Administrator shall thereupon be entitled to sell any such shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Administrator shall be entitled to sell such additional shares from the participant’s account necessary to satisfy the uncollected balance. The Administrator will not accept third-party checks over $100.

The optional cash payment feature is designed to meet a participant’s particular cash situation and investment intent at any given time. PLAN PARTICIPANTS ARE NOT OBLIGATED TO MAKE OPTIONAL CASH PAYMENTS OR TO CONTINUE TO DO SO. The amount of optional cash payments may also vary, subject to the minimum payment of $25 and the annual maximum of $60,000. The Company may suspend the optional cash payment feature at any time (See Question 41).

Reports

28.	What kind of reports will be sent to participants in the Plan?

Participants in the Plan will receive statements of their accounts following each reinvestment of dividends and each investment of an optional cash payment or payroll deduction amount, if any. THESE STATEMENTS ARE THE PARTICIPANTS’ CONTINUING RECORDS OF THE COST OF THEIR PURCHASES AND SHOULD BE RETAINED FOR INCOME TAX PURPOSES UNTIL THE PARTICIPANTS HAVE DISPOSED OF ALL SHARES THEY HAVE PURCHASED UNDER THE PLAN.

In addition, as shareholders of the Company, participants will receive copies of all materials sent to record holders of Common Stock, including quarterly and annual reports, the notice of annual meeting and proxy statement as well as any income tax information for reporting dividends paid or reinvested.

Dividends

29.	Will participants be credited with dividends on fractional shares?

Yes. If a dividend, or a combination of a dividend and optional cash payment and any payroll deduction amount is not large enough to purchase a full share, the participant will be credited with a fractional share computed to three decimal places. Fractional shares will be entitled to dividends in the same manner as full shares.

PARTICIPANTS SHOULD RECOGNIZE THAT THEY ARE ENTITLED TO A DIVIDEND ONLY IF DECLARED BY THE BOARD OF DIRECTORS OF THE COMPANY.

Certificates

30.	Will certificates be issued to participants for common stock purchased?

Normally, certificates for shares of Common Stock purchased under the Plan, whether through the reinvestment of dividends, optional cash payments or payroll deductions, will not be issued to participants. The number of shares credited to accounts under the Plan will be shown on participants’ statements of account. This reduces proliferation of certificates and protects against their loss, theft or destruction.

Certificates for any number of whole shares credited to accounts under the Plan will be issued upon the written request of participants who wish to remain in the Plan. This request should be mailed to the Administrator. Any remaining full shares and fraction of a share will continue to be credited to participants’ accounts. Certificates for fractions of shares will not be issued to participants under any circumstances.

Participants may deposit to their Plan account any certificates they are currently holding for shares not already part of the Plan, whereupon dividends on those shares will be reinvested in accordance with the terms of the Plan. The Administrator will cancel the certificates once received, and credit the appropriate number of shares to the Plan balance. Participants should send such certificates to the Administrator at the address listed in Question 3 via certified and insured mail, as the participant bears the risk of loss in transit.

A full statement of the designations, preferences, relative, participating, optional, voting and other special rights, qualifications, limitations and restrictions of each class and series of stock authorized to be issued and of the authority of the Board of Directors to divide the shares into classes or series and to determine and change the relative rights, preferences and limitations of any class or series, will be furnished to any shareholder without charge upon request to Computershare, as transfer agent.

31.	In whose name will certificates be registered when issued?

Accounts under the Plan are maintained in the names in which the account was initially opened or the names in which certificates of participants were registered at the time they entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued.

32.	May Common Stock held pursuant to the Plan be pledged?

Shares credited to a participant under the Plan may not be pledged. A participant who wishes to pledge such shares must request that the certificates be issued in the participant’s name.

Withdrawal

33.	How does a participant withdraw from the Plan?

Participants must notify the Administrator in writing in order to withdraw from the Plan. When the participants withdraw from the Plan, or upon termination of the Plan by the Company, certificates for whole shares credited to their accounts under the Plan may be issued and cash payment will be made for any fractions of shares. Upon withdrawal from the Plan, participants may request that all shares, both whole and fractional, credited to their account in the Plan be sold by the Administrator for their account. Such participants will receive the proceeds of the sale, less any brokerage fees, commissions and transfer taxes payable. When a withdrawing participant requests that the Administrator sell his or her shares in the Plan, the transfer agent, Computershare, will handle such sale. All such sales are made in the open market and, as such, the sale price will be determined by prevalent market conditions. Brokerage fees and commissions are determined based upon the number of shares sold.

Beneficial owners participating indirectly in the Plan through banks, brokers or other nominees must contact such intermediary regarding withdrawal from the Plan.

34.	When may participants withdraw from the Plan?

Participants may withdraw all shares of Common Stock credited to their Plan account at any time by notifying the Administrator in writing.

If the request to withdraw is received by the Administrator at least five business days before the record date for any dividend payment on which the dividends would otherwise be reinvested for a participant, the dividend reinvestment feature will be terminated on the day of receipt of the request by the Administrator. The record date for the payment of dividends ordinarily is approximately fifteen days prior to the dividend payment date. If the request to withdraw is received by the Administrator after the date which is five business days prior to the record date for any dividend payment, the dividend payment for that quarter will, when paid, be reinvested and credited to the participant’s Plan account. The request for withdrawal, including the issuance of share certificates or cash proceeds as described in Question 33 above, will be processed as promptly as practicable, but in no event will such share certificates or cash proceeds be mailed to the withdrawing participant later than 15 days following receipt by the Company of the request to withdraw. A shareholder may re-enroll in the Plan at any time (see Question 36).

Optional cash payments may be stopped if written instructions to do so are received by the Administrator at least five business days prior to the applicable Cash Payment Purchase Date.

Other Information

35.	What happens when participants sell or transfer all of the shares registered in their name?

If a participant disposes of all certificated shares of Common Stock registered in his or her name, the Administrator will continue to reinvest the dividends on the shares credited to the participant’s account under the Plan until otherwise notified. If a participant holds less than one full share in the Plan, the fractional share will automatically be sold and the net proceeds mailed directly to such participant.

36.	When may a shareholder rejoin the Plan?

Participants who withdraw from the Plan may again become participants at any time as long as they are then eligible shareholders, eligible customers or family members or employees (see Question 4).

37.	What happens if the Company issues a stock dividend, declares a stock split, or has a rights offering?

Any shares distributed by the Company in the event of a stock dividend on shares (including fractional shares) credited to participants’ Plan accounts, or on any split of participants’ shares, will be credited to the participants’ Plan accounts. In the event of a rights offering, the Administrator will sell the rights on the open market and proportionally credit each participants’ account with the net proceeds of the sale, which then will be invested in additional shares.

38.  How will participants’ shares be voted at meetings of shareholders?

Any shares held in the Plan for participants will be voted as the participants direct. For each meeting of shareholders, participants will receive a proxy card which will enable them to vote the shares registered in their names as well as the shares held for them in the Plan, including fractions of a share calculated to three decimal places.

39.  What are the responsibilities of the Company and the Administrator under the Plan?

The Company and its officers, directors, employees and agents, and Computershare, in administering the Plan, will not be liable for any act performed in good faith or for any good faith omission to act, including, without limitation, any claim of liability (a) arising out of failure to terminate a participant’s account upon such participant’s death prior to the Administrator’s actual receipt of a notice in writing of such death from a person authorized to give such notice, (b) with respect to the prices at which shares of Common Stock are purchased for a participant’s account and the times when such purchases are made and (c) any fluctuation in market value before or after purchase or sale of Common Stock. The foregoing does not represent a waiver of any rights a participant may have under applicable securities laws.

PARTICIPANTS SHOULD RECOGNIZE THAT NEITHER THE COMPANY NOR THE ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE COMMON STOCK PURCHASED UNDER THE PLAN.

40.  What provision is made for foreign shareholders subject to income tax withholding?

In the case of those foreign shareholders who elect to have their Common Stock dividends reinvested or Common Stock purchased with optional cash payments and whose Common Stock dividends are subject to United States income tax withholding, an amount equal to the income tax payable with respect to such dividends will be withheld and the balance reinvested for the purchase of Common Stock.

41.  May the Plan be changed or discontinued?

The Company reserves the right to suspend, modify or terminate the Plan at any time without prior notice. The Company will send a notice to all participants at their last known address as soon as practicable following any such suspension, modification or termination.

42.  Who interprets and regulates the Plan?

The officers of the Company may take such actions to carry out the Plan as are not contrary to the terms and conditions of the Plan. In addition, the Company reserves the right to interpret and regulate the Plan as it deems desirable or necessary in connection with the operation of the Plan. Furthermore, if it appears to the Company that any participant is using or contemplating the use of the Plan in a manner or with an effect that, in the sole judgment and discretion of the Company, is not in the best interests of the Company or its other shareholders, then the Company may decline to issue all or any portion of the shares of Common Stock for which any payment by or on behalf of such participant is tendered. Such payment (or the portion thereof not to be invested in shares of Common Stock) will be returned by the Company as promptly as practicable, without interest.

FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain federal income tax consequences of participating in the plan. A participant should consult his or her tax advisor to determine the tax consequences of participating in the plan in light of his or her particular status (including the potential application of federal, state, local and non-U.S. tax laws and U.S. withholding taxes).

Under Internal Revenue Service rulings, dividends which are reinvested by a participant under the Plan in original issue Common Stock purchased from the Company will be treated, for federal income tax purposes, as having been received by the participant in the form of a taxable stock distribution rather than as a cash dividend. A participant whose dividends are reinvested under the Plan in this manner will therefore be treated as having received a distribution equal to the fair market value, on the date such purchases are made, of the shares acquired through such reinvestment.

A participant whose dividends are reinvested under the Plan in Common Stock purchased on the open market will be treated as having received a distribution equal to the amount of cash paid as the dividend, plus the amount of brokerage fees or commissions paid by the Company on the participant’s behalf.

A participant for whom shares of original issue Common Stock are purchased from the Company with optional cash payments will not be treated as having received a distribution with respect to the shares so purchased. However, any brokerage fees or commissions paid by the Company to obtain the shares will be treated as a distribution for federal income tax purposes.

For federal income tax purposes, distributions (including the amount of brokerage fees or commissions, if any, paid by the Company on the participant’s behalf) will be treated as dividends to the extent paid out of the Company’s “earnings and profits.” Dividends that constitute “qualified dividend income,” as defined in Section 1(h)(11)(B) of the Internal Revenue Code, generally will be taxed at the applicable capital gain rate. To the extent that a distribution exceeds the Company’s “earnings and profits” (which is not expected to be the case), it is deemed to be a return of capital. A return of capital reduces a participant’s basis in his shares, but not below zero. To the extent a return of capital exceeds a participant’s basis, it is treated as a capital gain. Form 1099 sent to each participant annually will indicate the total amount of dividends paid to the participant.

A corporate recipient of dividends reinvested under the Plan will be entitled to a dividends-received deduction allowed by Section 243 of the Internal Revenue Code. However, if such corporate recipient is subject to the alternative minimum tax, a portion of the dividends-received deduction will be treated as an adjustment that increases alternative minimum taxable income. Foreign shareholders should see Question 40 as to potential U.S. withholding tax.

A participant’s tax basis in original issue shares purchased from the Company with reinvested dividends will be equal to the fair market value of such shares on the date such purchases are made. A participant’s tax basis in shares purchased on the open market with dividends paid in cash will be equal to the price paid for the shares (including the brokerage fees or commissions attributable to such purchase). A participant’s tax basis in original issue shares purchased from the Company with optional cash payments will be equal to the price paid for such shares (including the brokerage fees or commissions attributable to such purchase).

A participant will not realize any taxable income when he receives certificates for whole shares credited to his account, either upon request for such certificates or upon withdrawal from or termination of the Plan.

A participant who receives, upon withdrawal from or termination of the Plan, a cash adjustment for a fraction of a share credited to his account will realize a gain or loss with respect to such fraction. Gain or loss will also be realized by the participant when whole shares are sold pursuant to the participant’s request when he withdraws from the Plan or when whole shares are sold or exchanged by the participant himself after the shares have been withdrawn from the Plan. The amount of such gain or loss will be the difference between the amount which the participant receives for his shares or fraction of a share and his tax basis therefore, as adjusted to reflect the portion, if any, of dividends received thereon constituting a return of capital (nontaxable distributions) for federal income tax purposes. Generally, such gain or loss from stock held as a capital asset will be capital gain or loss. A Form 1099 will be sent to each participant for any shares sold through the Plan.

A participant’s holding period for shares of Common Stock acquired through the Plan will begin on the day following the purchase of such shares.

Under backup withholding rules, dividends which are reinvested pursuant to the Plan may be subject to backup withholding at the rate of 28% unless the participant (a) is a corporation or other form of exempt entity and, when required, demonstrates this fact, or (b) provides the Administrator with the participant’s taxpayer identification number and certifies to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

USE OF PROCEEDS

To the extent that newly issued shares are purchased under the Plan, the Company has no basis for estimating either the number of shares that will ultimately be sold, or the aggregate amount that the Company will receive for such shares. The Company intends to apply the net proceeds from any such sales to the working capital to be used by the Company’s management for general corporate purposes.

LEGAL OPINIONS

The legality of the shares of Common Stock covered by this Prospectus has been passed upon for the Company by Windels Marx Lane & Mitendorf LLP., New York, New York and New Brunswick, New Jersey, counsel to the Company.

EXPERTS

The consolidated financial statements, the related consolidated financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesman or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company or its subsidiaries since the date hereof.

1,500,000 Shares of

Common Stock

NEW JERSEY
RESOURCES CORPORATION

Automatic Dividend Reinvestment Plan

PROSPECTUS

September 14, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered:

Registration	$7,882.16

Printing expenses	$2,800.00

Legal fees and expenses	$2,500.00

Accounting fees and expenses	$10,000.00

Miscellaneous	$817.84

Total	$24,000.00

Item 15.	Indemnification of Directors and Officers.

Article X of the Company’s Restated Certificate of Incorporation provides:

To the fullest extent from time to time permitted by law, directors or officers shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders. Unless otherwise permitted by law, the provisions of this paragraph shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. No amendment or repeal of this provision shall adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment or repeal.

Article IX of the Company’s By-Laws provides:

Each person who is a party or is threatened to be made a party, either as plaintiff, defendant, respondent, or otherwise, to any action, suit, or proceeding, whether civil, criminal, administrative, regulatory or investigative (a “Proceeding”), based upon, arising from, relating to, or by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation or non-profit corporation, cooperative, partnership, joint venture, trust, or other incorporated or unincorporated enterprise, or any employee benefit plan or trust (each, a “Company Affiliate”), shall be indemnified and held harmless by the Company to the fullest extent authorized by the NJBCA, as the same exists on the date of the adoption of this Bylaw or as may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the NJBCA permitted the Company to provide prior to such amendment), against any and all expenses, liability, and loss (including, without limitation, investigation expenses and expert witnesses’ and attorneys’ retainer, fees and expenses, judgments, penalties, fines, and amounts paid or to be paid in settlement) actually incurred by such person in connection therewith; provided, however, that, except for Proceedings seeking to enforce rights under this Bylaw, the Company shall indemnify any such person seeking to enforce such rights in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by a majority vote of the Board of Directors. The right to indemnification conferred shall be a contract right and shall include the right to be paid by the Company for expenses to be incurred in defending or prosecuting any such Proceeding in advance of its final disposition.

The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred shall not be exclusive of any other right which any person may be entitled under any statute, provision of the Restated Certificate of Incorporation, or Bylaw, an agreement, a resolution of shareholders or directors, or otherwise both as to action in such person’s official capacity and as to action in another capacity while holding such office.

The Company may purchase and maintain insurance or furnish similar protection on behalf of any person who is a director, officer, employee, or agent of the Company or who, while a director, officer, employee, or agent of the Company, is serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of a Company Affiliate, against any liability asserted against and incurred by such director, officer, employee, or agent in such capacity or arising out of such director’s, officer’s, employee’s, or agent’s status as such, whether or not the Company would have the power to indemnify such director, officer, employee, or agent against such liability under the NJBCA.

The Board of Directors, or, if so authorized by the Board of Directors and as it relates to the employees or agents of the Company, one or more officers of the Company, may indemnify and advance expenses to directors, officers, employees or agents of the Company on such terms and conditions as the Board of Directors or any such officer or officers, as applicable, deem appropriate under the circumstances.

Anything in Article IX to the contrary notwithstanding, no elimination of the Bylaws and no amendment of the Bylaws adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the, sixtieth day following notice to such indemnified person of such action, and no elimination of or amendment to the Bylaws shall deprive any such person of such person’s rights hereunder arising out of alleged or actual occurrences, acts, or failures to act which had their origin prior to such sixtieth day.

The indemnification and advancement of expenses provided by, or granted pursuant to Article IX shall, unless otherwise provided when authorized, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Item 16.	Exhibits.

The following exhibits are filed with this Registration Statement.

Exhibit
Number		Description of Exhibit

5		Opinion of Windels Marx Lane & Mittendorf (filed herewith).

23	(a)	Consent of Deloitte & Touche LLP (filed herewith).

23	(b)	Consent of Windels Marx Lane & Mittendorf (included in Exhibit 5).

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Wall, State of New Jersey, on the 14th day of September, 2006.

NEW JERSEY RESOURCES CORPORATION

By:	/s/ Glenn C. Lockwood
Glenn C. Lockwood
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Laurence M. Downes Laurence M. Downes	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	September 14, 2006

/s/ Nina Aversano Nina Aversano	Director	September 14, 2006

/s/ Lawrence R. Codey Lawrence R. Codey	Director	September 14, 2006

/s/ M. William Howard, Jr. M. William Howard, Jr.	Director	September 14, 2006

/s/ Alfred C. Koeppe Alfred C. Koeppe	Director	September 14, 2006

/s/ Dorothy K. Light Dorothy K. Light	Director	September 14, 2006

/s/ J. Terry Strange J. Terry Strange	Director	September 14, 2006

/s/ David A. Trice David A. Trice	Director	September 14, 2006

/s/ William H. Turner William H. Turner	Director	September 14, 2006

/s/ Gary W. Wolf Gary W. Wolf	Director	September 14, 2006

/s/ George R. Zoffinger George R. Zoffinger	Director	September 14, 2006

EXHIBIT INDEX TO REGISTRATION

STATEMENT ON FORM S-3 OF
NEW JERSEY RESOURCES CORPORATION

Exhibit
Number		Description of Exhibit

5		Opinion of Windels Marx Lane & Mittendorf.

23	(a)	Consent of Deloitte & Touche LLP (filed herewith).

23	(b)	Consent of Windels Marx Lane & Mittendorf (included in Exhibit 5).